EXHIBIT 99.2

Press Release:

Mitel Continues Stock Repurchase Program

OTTAWA, CANADA, June 5, 2000 - Mitel Corporation's (NYSE/TSE:MLT) Board of Directors have authorized the continuation of its normal course issuer bid program to repurchase up to 5,706,196 common shares, representing five percent of the 114,123,921 issued and outstanding common stock of the Company. These purchases are expected to take place on the open market through the stock exchanges of New York and Toronto over a twelve-month period beginning on June 9, 2000 and ending on June 8, 2001, or on such earlier date as the Company may complete its purchases pursuant to the notice of intention to make a normal course issuer bid filed with The Toronto Stock Exchange.

During the period from June 9, 1999 to June 5, 2000, Mitel repurchased and cancelled 3,383,800 common shares at an average purchase price of $10.07 per common share under its normal course issuer bid program that expires on June 8, 2000.

"The continuation of the normal course issuer bid program reflects Mitel's confidence that the repurchase of its stock is a sound investment for its corporate funds and supports the Company's commitment to increase shareholder value," said Kirk K. Mandy, president and CEO, Mitel Corporation.

Mitel, which intends to cancel the repurchased shares, believes that at present no director, senior officer or insider of the Company intends to sell any common shares under this program.

Mitel Corporation is a growing global provider of communications systems and semiconductors for converging voice and data networks in a rapidly evolving Internet economy. Mitel generates annual revenue of $1.4 billion and employs 6,000 people worldwide.

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For further information contact:

Jacques Guerette                                     Mike McGinn
Corporate Communications                             Investor Relations
613 592-2122                                         613 592-2122
jacques_guerette@mitel.com                           mike_mcginn@mitel.com